EXHIBIT 23.1



              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

 We consent to the incorporation by reference in this Registration Statement on Form S-8, to be filed on or about June 3, 2002, and the Registration Statement on Form S-8 (File No. 33-64405), which is considered to be amended by this Registration Statement, both of which pertain to the 1995 Stock Option Plan of Carrington Laboratories, Inc., of our report dated February 19, 2002, with respect to the consolidated financial statements and schedule of Carrington Laboratories, Inc. and subsidiaries included in their Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.



                                          ERNST & YOUNG LLP


  Dallas, Texas
  June 3, 2002